Press Release	Source: Vitro Diagnostics, Inc.

Vitro Raises Capital to Fund Expansion

February 5, 2008

Aurora, Colorado-February 5, 2008-Vitro Diagnostics, Inc. (OTCBB: VODG), dba Vitro Biopharma, announced the completion of a private placement of its securities that represents a total potential investment of $500,000 by a group of three private investors. The investment includes an initial sale of 1,250,000 shares of common stock for $125,000 and warrants to purchase up to an additional 2,000,000 shares of common stock exercisable in tranches. The three different warrants are exercisable in approximately 90 day intervals at prices ranging from $0.125 to $0.25 per share and must be exercised by the holders if the Company reaches certain performance milestones. If all of the warrants are exercised, the Company would receive a total of $500,000 and the investors would receive 3,250,000 shares of the Company's restricted common stock, including the stock sold at the closing. The agreement with the investors contains other provisions designed to decrease the Company's debt and increase shareholder equity through conversion of certain debt to equity.

"We are very pleased with the infusion of capital into the Company at this time", said Dr Jim Musick, Vitro's CEO. "This capital provides support to our current expansion plans that include a new manufacturing and R&D facility together with commercialization of our stem cell technology for production of human pancreatic beta islets. These funds will assist us in the completion of the development and commercial launch of our stem cell-derived human beta islets."

THE SECURITIES DISCUSSED IN THIS RELEASE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES' LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS.

Safe Harbor Statement

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, acceptability of the Company's products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company's filings with the Securities and Exchange Commission. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Dr. James Musick

Chief Executive Officer

Vitro Diagnostics, Inc.

(720) 859-4120

E-mail: jim@vitrodiag.com

Source: Vitro Diagnostics, Inc.